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                                                                    Exhibit 10.4

                                 ADIC BONUS PLAN

                   Description of Plan as of November 1, 2002

1. PURPOSE

This is a discretionary bonus plan designed to reward Team Members for the financial success of the Company. The plan was originally adopted by the ADIC Board of Directors on September 27, 1996, and has been modified from time to time. The ADIC Board of Directors reserves the right to amend or terminate the plan without notice.

2. POLICY

Based upon recommendation of the Chief Executive Officer, the ADIC Board of Directors will approve the allocation and distribution of funds to be paid out under the ADIC Bonus Plan. A targeted payout will be determined based upon grade level and a pre-determined percent of base salary. At senior levels the payout may also based upon individual performance. These targets will be reviewed annually.

3. APPLICABILITY

The ADIC Bonus Plan applies to all Eligible Team Members as defined in Section
4.

4. DEFINITIONS

a. Eligible Team Members: Regular, non-commissioned Team Members in the United States, working more than twenty-five hours per week are eligible. In addition, certain non-commissioned Team Members outside of the United States may be eligible as provided in Section 4d. Part-time employment (hours worked between twenty-five hours and full-time) will result in prorated participation. A Team Member whose employment is terminated for any reason prior to the date of bonus payout forfeits all rights to receive a bonus for that fiscal year.

b. Non-commissioned: Team Members whose compensation package does not include a sales commission plan are considered non-commissioned.

c. Commissioned: Team Members whose compensation package includes a sales commission plan. ADIC reserves the right to include specifically identified commissioned Team Members for participation in the ADIC Bonus Plan.

d. Non-commissioned Team Members outside the United States are eligible to participate in the ADIC Bonus Plan if expressly so provided in a Collective Agreement or other agreement with such Team Member.
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5. PROCEDURE

a. The Team Member's annual salary in effect on the last day of the fiscal year will be used to calculate the bonus.

b. In order to receive any payout of the ADIC Bonus Plan the Team Member must be employed on the actual date of the payout of the bonus. Typically, any bonus would be paid mid-December.

c. Team Member participation in the ADIC Bonus Plan will be based upon the length of service during the current fiscal year (i.e., prorated for mid-year hires, leaves of absence, etc.).

d. Distribution will be calculated by multiplying the maximum amount a Team Member would be entitled to receive (based on salary, target payout percentage, and applying any applicable prorations) by the level to which the established goals have been achieved, as determined in the sole discretion of the ADIC Board of Directors (e.g. full goal achievement would be 100%; partial goal achievement would be a lesser percentage).

e. Any bonus will be paid in cash and will be taxable according to IRS regulations. Currently, the tax rate is 28% and any payment will be subject to applicable deductions including current 401(k) and/or ADIC Stock Purchase Plan elections.

f. Typically, the ADIC Bonus Plan will be funded based upon meeting or exceeding corporate profit or other financial goals approved by the ADIC Board of Directors. The ADIC Board of Directors reserves the right at any time to modify such goals and/or to amend or terminate the ADIC Bonus Plan without notice.

g. The ADIC Board of Directors may, but is not required to, specify threshold levels of goal achievement that must be attained before any Bonus Plan payouts are made to members of senior management. In addition, targeted payouts for ADIC senior management may also be based upon individual performance.

h. Targeted Bonus Plan payout percentages are 8% of annual salary (excluding overtime) for hourly Team Members, range from 9% to 40% of annual salary for most salaried Team Members and range from 50% to 100% for executive officers.